EXHIBIT 11.1

                       LSI LOGIC CORPORATION
                   CALCULATION OF EARNINGS PER SHARE
               (In thousands, except per share amounts)
                              (Unaudited)

                                   Three Months Ended
                                        March 31,
                                   1996          1995
Primary Earnings Per Share
Net income                         $ 42,284      $ 45,260

Average common and common
 equivalent shares:
 Average common shares outstanding   129,193      117,222
 Dilutive options                      2,581        3,548

                                     131,774      120,770
Earnings per common and common
 equivalent share                  $  0.32       $  0.37

Fully Diluted Earnings Per share

Net income                         $ 42,284      $ 45,260
Interest expense on convertible
 subordinated debt,
  net of tax effect                   1,542         1,525
Adjusted net income                $ 43,826      $ 46,785

Average common and common equivalent
 shares on a fully diluted basis:
  Average common shares outstanding 129,193        117,223
  Convertible subordinated debt      11,734         11,734
  Dilutive options                    2,582          3,683

                                    143,509        132,640
Fully diluted earnings per common
 and common equivalent share       $   0.31      $  0.35

On May 12, 1995, the Company's Board of Directors approved a two-for-one stock split in the form of a stock dividend for stockholders of record on May 23, 1995. The payment date was on June 21, 1995. Accordingly, share information for all periods presented has been retroactively adjusted to reflect this stock dividend.